EXHIBIT 11.1

                       BAIRNCO CORPORATION
       CALCULATION OF BASIC AND DILUTED EARNINGS PER SHARE
    FOR THE QUARTERS ENDED OCTOBER 3, 1998 AND SEPTEMBER 27,
                              1997
                           (Unaudited)


                                            1998         1997
BASIC EARNINGS PER COMMON SHARE:

Net income                                  $ 1,173,000  $ 2,165,000

Average common shares outstanding             8,567,000    9,014,000

Basic Earnings Per Common Share             $      0.14  $      0.24


DILUTED EARNINGS PER COMMON SHARE:

Net income                                  $ 1,173,000  $ 2,165,000

Average common shares outstanding             8,567,000    9,014,000
Common shares issuable in respect to
  options issued to employees with a
  dilutive effect                                42,000      240,000
Total diluted common shares outstanding       8,609,000    9,254,000

Diluted Earnings Per Common Share           $      0.14  $      0.23


Basic  earnings per common share were computed by dividing
net income by the weighted average number of common shares
outstanding  during  the quarter.   Diluted  earnings  per
common share include the effect of all dilutive stock options.